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                                                                  Exhibit (h)(2)


                        FORM OF ADMINISTRATION AGREEMENT



AGREEMENT dated as of July , 2002, between between each of the Massachusetts business trusts listed on Appendix I hereto (as the same may from time to time be amended to add one or more additional investment companies advised by an affiliate of Columbia Management Group, Inc. ("CMG") or to delete one or more of such trusts), each of such trusts acting severally on its own behalf and not jointly with any of such other trusts (each of such trusts being hereinafter referred to as the "Trust"), and Fleet Investment Advisors, Inc. (the "Administrator"), a New York corporation. Each Trust may offer an unlimited number of separate investment series ("Funds"), each of which may have multiple classes of shares. "Fund" shall be substituted for "Trust" in the Agreement except when not applicable in context.

    In consideration of the promises and covenants herein, the parties agree as follows:

1. Subject to the general direction and control of the Board of Trustees of the Trust, the Administrator shall perform such administrative services as may from time to time be reasonably requested by the Trust, which shall include without limitation:

    (a) providing office space, equipment and clerical personnel necessary for maintaining the organization of the Trust and for performing the administrative functions herein set forth;

    (b) arranging, if desired by the Trust, for Directors, officers and employees of the Administrator to serve as Trustees, officers or agents of the Trust or a Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law;

    (c) assistance in preparing and, if applicable, filing all documents required for compliance by the Trust and the Funds with applicable laws and regulations, including registration statements, registration fee filings, and proxy statements;

    (d) assistance in preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and shareholders;

    (e) preparation, filing and mailing of various reports for the Funds, including semi-annual and annual reports to shareholders, semi-annual and annual reports on Form N-SAR, and notices pursuant to Rule 24f-2;

    (f) arrangement and preparation of materials for meetings of the Board of Trustees and its committees relating to the services provided by the Administrator or its affiliates;

    (g) preparation and filing of the Trust's federal, state and local tax returns;

    (h) arrangement of all meetings of shareholders, and management and supervision of all shareholder solicitations;

    (i) coordinating and overseeing the activities of the Trust's other third-party service providers;

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    (j)  preparation and maintenance of the registration and qualification of
         Fund shares for sale under the securities laws of each relevant jurisdiction;

    (k) response to all inquiries by regulatory agencies, media and the general public concerning the business and affairs of the Trust, including oversight of all periodic and other inspections of operations of the Trust and its agents by regulatory authorities;

    (l)  responses to subpoenas and tax levies relating to the Trust;

    (m) handling and resolution of any complaints registered with the Trust by shareholders, regulatory authorities, and the general public;

    (n) monitoring legal, tax, regulatory and industry developments related to the business affairs of the Trust and communicating such developments to officers and Board of Trustees as they may reasonably request or as the Administrator deems appropriate;

    (o) provision of internal legal, accounting, compliance, audit and risk management services and periodic reporting to the Board of Trustees with respect to such services;

    (p) administration of the Trust's Code of Ethics and periodic reporting to the Board of Trustees of Trustee and officer compliance therewith;

    (q) administration of operating policies of the Trust and recommendation to the officers and Board of Trustees of the Trust of modifications to such policies to facilitate the protection of shareholders or market competitiveness of the Trust and to the extent necessary to comply with new legal or regulatory requirements; and

    (r) maintaining books and records of the Trust and the Funds (exclusive of records required by Section 31(a) of the 1940 Act).

    Notwithstanding the foregoing, the Administrator shall not be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent or custodian of the Trust.

2. The Administrator shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

3. The Fund shall pay the Administrator monthly a fee at the annual rate of ________% of the average daily net assets of the Fund.

4. This Agreement shall become effective as of the date of its execution, and may be terminated without penalty by the Board of Trustees of the Trust or by the Administrator, in each case on sixty days' written notice to the other party.

5.  This Agreement may be amended only by a writing signed by both parties.

6. In the absence of willful misfeasance, bad faith or negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator shall not be subject to any liability to the Trust or Fund, to any shareholder of the Trust or the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

7. In connection with the services to be provided by the Administrator under this Agreement, the Administrator may, to the extent it deems appropriate, and subject to compliance with the

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    requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of (i) its affiliated companies and their directors, trustees, officers, and employees and (ii) subcontractors selected by the Administrator, provides that the Administrator shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided in this Agreement. Except as otherwise provided in paragraph 4 herein, all costs and expenses associated with services provided by any such third parties shall be borne by the Administrator or such parties.

8. Except as otherwise expressly assumed by the Administrator or required by law, the Trust shall pay all costs and expenses incidental to its organization, operations and business. The Administrator shall furnish at its own expense all executive and other personnel, office space, and office facilities required to render the services set for in this Agreement.

9. A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of the instrument are not binding upon any of the Trustees or officers or shareholders individually, but binding only upon the assets and property of the Trust.


    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



                                    THE TRUSTS LISTED ON APPENDIX I


                                    ------------------------------------
                                    By:
                                    Title:


                                    FLEET INVESTMENT ADVISORS, INC.


                                    ------------------------------------
                                    By:
                                    Title:

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                                   APPENDIX I
















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